[Shawmut
           National
           Corporation Logo]

          News media contact:                Investor contact:
          Robert L. Guenther                 Thomas R. Rice
          (203) 240-1267                     (203) 728-4872

                            FOR IMMEDIATE RELEASE

              SHAWMUT NATIONAL SCHEDULED TO COMPLETE ACQUISITION
                  OF PEOPLES BANCORP OF WORCESTER ON MAY 23

          BOSTON, Mass. and HARTFORD, Conn., May 9, 1994 - Shawmut National Corporation (NYSE: SNC) today said that it has scheduled its acquisition of Peoples Bancorp of Worcester Inc. (NASDAQ: PEBW) to close on May 23, following notification that the Federal Reserve had waived jurisdiction over the matter,

          In connection with the acquisition, each outstanding share of common stock of Peoples will be exchanged for
          2.444 shares of Shawmut National common stock. Peoples had 3,376,636 common shares outstanding, as of May 6.

          The receipt of a waiver of jurisdiction from the Federal Reserve made the Office of the Comptroller of the Currency the primary regulator for the transaction. The OCC previously approved Shawmut's application on March
          30.  Peoples shareholders approved the transaction on May
          4.

          Peoples Bancorp has assets of $870 million and 23 branches of Peoples Savings Bank in central
          Massachusetts.

          With assets of $27 billion, Shawmut National serves consumers, businesses, institutions, and government in Massachusetts, Connecticut, and Rhode Island through a network of about 270 branches and 450 ATM's.

               Headquarters:  Hartford, Connecticut and Boston,
          Massachusetts